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                                                                    EXHIBIT 4.4
                   [LETTERHEAD OF FRISBY TECHNOLOGIES, INC.]


Fin.part International S.A.
25A Boulevard Royal - Le Forum Royal
L - 2449 Luxembourg

         Re:      Amendment of Convertible Note (this "Amendment")

Gentlemen:

                  Reference is made to the Convertible Promissory Note, entered into June 7, 2002 effective as of June 3, 2002 (the "Note"), executed by Frisby Technologies, Inc., a Delaware corporation (the "Company"), in favor of Fin.part International S.A. ("Fin.part"). The Company and Fin.part hereby agree to amend Section 5(e) of the Note to reflect the parties' intent as of the date thereof by deleting "the maximum number of shares of Common Stock for which this Note may be converted and which may be purchased in accordance with
Section 5(d), together, shall not exceed in the aggregate" and replacing it with "the maximum number of shares of Common Stock issuable, in the aggregate, upon conversion of this Note, exercise of the purchase right set forth in
Section 5(d), conversion of Borrower's Convertible Promissory Note effective on or about the date hereof payable to MUSI Investments S.A., as may be amended from time to time (the "MUSI Note"), and exercise of the purchase right set forth in Section 5(d) of the MUSI Note shall be"

                  Except as specifically amended above, the Note shall remain in full force and effect. For the avoidance of doubt, the Note, including without limitation this Amendment, shall be governed by and interpreted in accordance with the laws of the State of North Carolina, without regard to any principles of choice of laws or conflicts of law, and applicable federal law.

                  This Amendment may be executed in counterparts, each of which when so executed shall be deemed an original and both of which, taken together, shall constitute one and the same instrument.

                                             Very truly yours,

                                             FRISBY TECHNOLOGIES, INC.


                                             By: /s/ Gregory S. Frisby
                                                --------------------------------
                                                Name: Gregory S. Frisby
                                                     ---------------------------
                                                Title: Chairman & CEO
                                                      --------------------------


Agreed and Accepted as of
the date first above written:

FIN.PART INTERNATIONAL S.A.

By:   /s/ Gianluigi Facchini
   -----------------------------
   Name: Gianluigi Facchini
        ------------------------
   Title:
         -----------------------